Exhibit 99.1

Metron Technology Enters into Subscription Agreement for Private Placement of $6 Million of Convertible Debentures

SAN JOSE, Calif. - May 26, 2004 - Metron Technology N.V. (NASDAQ: MTCH), the Outsource Solutions Company, today announced that it has entered into a Subscription Agreement providing for a private placement of $6.0 million principal amount of 6.5% convertible debentures due 2008, subject to certain closing conditions, with several institutional investors, including Midsummer Investment Ltd., a New York-based institutional investor.  This transaction will be the second financing transaction in which Midsummer Investment Ltd. has made an investment in Metron.  Enable Capital, LLC acted as the placement agent in connection with the private placement.

The debentures will be convertible at the option of the holders into Metron common shares at a conversion price of $3.60 per share, which represents a 15% premium to $3.13 (the “Closing Price”), the average of the daily volume weighted average prices of Metron common shares as traded on NASDAQ during a period prior to closing.  Interest on the debentures will be payable quarterly in arrears in cash or, subject to certain conditions and at the option of Metron, Metron common shares.  The maturity date of the debentures will be the four-year anniversary of their date of issuance.  The anticipated net proceeds from the issuance of the debentures will be used for working capital as Metron further executes on its business model, which includes expansion of its Fab Solutions Centers and its Legends Product Line.

Metron has also agreed to issue to the investors warrants to purchase an aggregate of approximately 767,000 Metron common shares.  One half of the warrants have an exercise price of $3.79 per share, or 121% of the Closing Price, and the other half of the warrants have an exercise price of $3.92 per share, or 125% of Closing Price.  All of the warrants will have a five-year term.

Because the conversion price of $3.60 on the 6.5% Convertible Debentures is below the $3.79 conversion price on the 8% Convertible Debentures issued by Metron in August 2003, the anti-dilution provisions of the prior transaction will be triggered.  The number of shares issuable upon conversion of the 8% Convertible Debentures will be increased by approximately 97,000 shares.

Under the terms of the transaction, and subject to certain qualifications, Metron has the right to force conversion of all or a portion of the debentures into common shares and to require the exercise of the warrants if the trading price of Metron’s common shares exceeds $11.00 per share for twenty consecutive trading days.

“We are very pleased with the confidence shown in Metron by the investor group in making this additional investment in the Company,” said Douglas McCutcheon, senior vice president and chief financial officer of Metron.  “We believe that the structure of this transaction, with the conversion prices for both the debentures and the warrants at a premium to our recent market price, is indicative of that confidence.”

The transaction is anticipated to close on or about June 8th, subject to the satisfaction or waiver of certain conditions.

In certain circumstances, the issuance of Metron common shares upon the conversion of the debentures, the payment of interest in the form of Metron common shares and the exercise of the warrants is subject to approval by Metron’s shareholders under the listing rules of the Nasdaq National Market.  Shareholders who hold in the aggregate approximately 42% of the outstanding Metron common shares have entered into voting agreements in which they have agreed to vote all of the Metron common shares that they hold in favor of such issuances of Metron common shares.  Metron intends to solicit shareholder approval for such issuances and other matters at its annual meeting of shareholders to be held by December 31, 2004.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities in the private placement, nor shall there be any sale of any securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.  The securities described in this press release have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the U.S. absent registration or an applicable exemption from the registration requirements.

About Metron

Metron, the Outsource Solutions Company, is a leading global provider of marketing, sales, service and support solutions to semiconductor materials and equipment suppliers and semiconductor manufacturers. Metron provides outsource solutions that address the critical non-core areas of the fab and include products and services such as materials management solutions, cleanroom services, specialty and legacy equipment, and facility maintenance. Metron outsource solutions enable customers to increase fab productivity and focus on their core competencies, such as product development, manufacturing and marketing. By partnering with Metron, suppliers can focus on product development and other core competencies while reducing their time to market using Metron’s global infrastructure. Metron is headquartered in San Jose, California, and is on the web at http://www.metrontech.com.

Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Metron Technology to differ materially from those indicated by these forward-looking statements, including, among others, risks related to the satisfaction and waiver of the conditions to closing the private placement and the potential that the private placement will not be consummated and the risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended May 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended February 29, 2004. Metron Technology does not undertake any obligation to update forward-looking statements

Douglas McCutcheon	Christina Carabino
Sr. Vice President & CFO	Account Director
Metron Technology	Stapleton Communications Inc.
(408) 719-4600	(650) 470-0200